Exhibit 10.1
SoundBite Communications, Inc.
2009 Management Cash Compensation Plan
Purpose
The purpose of this 2009 Management Cash Compensation Plan (this “Plan”) of SoundBite Communications, Inc. (“SoundBite”) is to provide a balanced compensation package for SoundBite’s management for 2009, in light of SoundBite’s needs and stage of development. This Plan seeks to establish competitive levels of management compensation, integrate management’s pay with SoundBite’s performance, and facilitate the attraction and retention of qualified management. This Plan is intended to align management’s financial interests with those of stockholders and to increase stockholder value through continued revenue growth coupled with improved financial performance. This Plan is designed to focus management on increasing revenue, achieving profitability, and meeting intermediate- and long-term strategic objectives. The bonus opportunity is tied directly to factors that are expected to increase stockholder value.
Participants
The following members of management will participate in this Plan:
•	President and Chief Executive Officer

•	Chief Operating Officer and Chief Financial Officer

•	Chief Technology Officer

•	Chief Marketing and Business Development Officer

•	Executive Vice President, Sales
Compensation
Compensation for each participant consists of two components: base salary and a variable performance-based bonus.
In 2008 the Compensation Committee of SoundBite’s Board of Directors engaged a third-party executive compensation consulting firm to review senior management compensation and to advise the Compensation Committee with respect to 2008 compensation for senior management, including each of the participants. The Compensation Committee established a base salary and a variable performance-based bonus for each participant after considering a number of factors, including: the status of the competitive marketplace for the participant’s position, including a comparison of base salaries and bonuses for comparable positions at comparable companies within SoundBite’s industry; the responsibilities of the position; the level of experience of the participant; and the knowledge required of the participant.
In establishing the participants’ base salary and bonus levels for 2009, the Compensation Committee reviewed the information previously provided by the executive compensation consulting firm for purposes of establishing 2008 compensation, together with updates of that information prepared by management at the request of the Compensation Committee. The Compensation Committee determined that, in light of existing economic conditions and SoundBite’s needs and stage of development, it was not necessary to engage an executive compensation consulting firm to perform a new review of senior management compensation for purposes of this Plan.
1.	Base Salary

The base salary of each participant is set forth on Schedule 1.

2.	Variable Performance-Based Bonus

The aggregate target bonus amount available for all participants is $406,667 (the “Bonus Target”).

The aggregate amount of the Bonus Target payable to all participants will be determined as described below under “Initial Bonus Calculation,” which amount will be subject to the cap set forth below under “Bonus Limitation.” The aggregate amount of the Bonus Target payable to the participants will be allocated among the participant in accordance with the percentages set forth in Schedule 1.

Bonus amounts payable under this Plan will be due within 30 days after the later of (a) the completion of the audit of SoundBite’s consolidated financial statements for 2009 and (b) the approval by the Compensation Committee of the bonus amounts payable under this Plan.

Initial Bonus Calculation. For 2009 the aggregate variable performance-based bonus for all participants will equal the sum of components for revenue growth, pro forma operating income, and organizational goals and objectives, each as determined by the Compensation Committee, but subject to the cap described below under “Bonus Limitation.” Without limiting the foregoing, the Compensation Committee will identify organization goals and objectives and will evaluate and determine the extent to which each of those organization goals and objectives has been satisfied as of December 31, 2009.

Bonus Limitation. The aggregate amount of the accrued Bonus Target computed as described above under “Initial Bonus Calculation” is limited to an amount equal to:
(a)	50% of SoundBite’s 2009 pro forma operating income, less

(b)	the amount of any employee bonuses paid or accrued outside this Plan and recorded in 2009.

Schedule 1
Base Salaries and Bonus Target Allocations

				Bonus Target
Name	Title	Base Salary		$	%
James A. Milton	President and Chief Executive Officer	$216,667	(1)	$116,667	28.69%
Robert C. Leahy	Chief Operating Officer and Chief Financial Officer	240,000		110,000	27.05
Timothy R. Segall	Chief Technology Officer	225,000		75,000	18.44
Mark D. Friedman	Chief Marketing and Business Development Officer	225,000		75,000	18.44
Jeffrey J. Struzenski	Executive Vice President, Sales	168,750		30,000	7.38

Totals				$406,667	100.00%

(1)	Based on employment commencement date of May 1, 2009, and represents eight months of base salary at an annual rate of $325,000.